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                                                                   Exhibit 10.23

                               PURCHASE AGREEMENT

          This Purchase Agreement is made as of the 4th day of February, 2005, by and between FSI International, Inc., a Minnesota corporation ("Seller"), and Finisar Corporation, a Delaware corporation ("Purchaser").

          Purchaser desires to purchase certain property owned by Seller, and Seller desires to sell such property to Purchaser, pursuant to the terms and conditions set forth in this Agreement.

          Accordingly, Seller and Purchaser agree as follows:

          1. Definitions. The following terms shall have the meanings set forth below:

          Agreement. This Agreement, including the following exhibits attached hereto and hereby made a part hereof:

               Exhibit A: Legal Description of Original Parcel

               Exhibit B: Pro Forma

               Exhibit C: Personal Property

               Exhibit D: Drawing Showing Approximate Location of Excluded
                          Parcel and Driveway

               Exhibit E: FSI Sublease

               Exhibit F: Termination Agreement

               Exhibit G: Estoppel Certificate

               Exhibit H: Survey Requirements

               Exhibit I: Net Lease

               Schedule 1: Licenses

               Schedule 2: Warranties

               Schedule 3: Form of Deed

               Schedule 4: Excluded Personal Property
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               Schedule 5: Form of Bill of Sale

          Association.  Allen Central Business Park Property Owners Association.

          Closing. Concurrently, the transfer of title to the Property to Purchaser, the payment to Seller of the Purchase Price, and the performance by each party of the other obligations on its part then to be performed, all in accordance with Section 4.

          Closing Date. The date on which the Closing shall occur as provided in Section 4.1, subject to Section 5.3 and any other provision of this Agreement that provides for postponement or extension of the Closing Date.

          Commissions. All leasing commissions with respect to any leases or other occupancy agreements with respect to any of the Property.

          Commitment. The Commitment for Title Insurance for the Real Property issued by the Title Company, covering the Land and Improvements, setting forth the current status of the title to the Real Property.

          Contingency Period. The period between the mutual execution and delivery of this Agreement and the Closing Date.

          Driveway. The driveway located on the Excluded Parcel and approximately shown in Exhibit D.

          Earnest Money. The earnest money deposit, together with any interest earned thereon, made by Purchaser and held by Title Company as described in
Section 3.2.

          EDC.  The Allen Economic Development Corporation.

          Excluded Parcel.  The parcel of land approximately shown in Exhibit D.

          Excluded Personal Property. The items of personal property described on Schedule 4.

          Executory Period. The period between the mutual execution and delivery of this Agreement and the Closing.

          FSI Sublease. Sublease to be entered into by Purchaser, as sublandlord, and Seller, as subtenant, concurrently with the execution of this Agreement, attached as Exhibit E.

          Improvements. All buildings, structures, fixtures and improvements located on the Land, including, without limitation, the building containing approximately one hundred sixty thousand one hundred twenty (160,120) square feet, together with the parking areas and other improvements presently located upon the Land.
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          Land.  The real property situated at 600 Millennium Drive, in the City of Allen, County of Collin, State of Texas, said original parcel of real property being legally described on Exhibit A, EXCLUDING the Excluded Parcel.

          Net Lease. Lease Agreement, dated as of the Closing Date, to be entered into between Proposed Assignee, as landlord, and Purchaser, as tenant, with respect to the Property, in the form attached hereto as Exhibit I, and all amendments thereto.

          Option Consideration.  The sum of One Hundred Dollars ($100).

          Permitted Exceptions. The easements, restrictions, reservations and other matters affecting title to the Real Property identified as "Exceptions From Coverage" on Exhibit B, together with such other matters as may be determined to be Permitted Exceptions pursuant to Section 5.3.

          Personal Property. The equipment and other items of personal property described on Exhibit C.

          Property.  The Real Property and the Personal Property, collectively.

          Proposed Assignee. A third party triple-net landlord to be selected by Purchaser.

          Purchase Price.  The purchase price for the Property described in
Section 3.

          Purchaser's Broker. John Gates, Jeffrey S. Ellerman and Brant Landry of The Staubach Company.

          Real Property.  The Land and the Improvements, collectively.

          Seller's Broker.  Tom McCarthy of The Staubach Company.

          Survey. The updated as-built ALTA/ACSM survey for the Property and the Excluded Parcel and certified by a professional land surveyor licensed in Texas, which shall comply with the requirements set forth on Exhibit H attached hereto and include a certification in the form attached hereto as Exhibit H.

          Title Company. Republic Title of Texas, Inc. (as agent for First American Title Insurance Company).

          Title Policy. An ALTA Extended Owner's Policy of Title Insurance (Form 1970B) for the Property issued in favor of Purchaser in the form attached hereto as Exhibit B and in the full amount of the Purchase Price.

          2. Purchase and Sale. Seller hereby agrees to sell, and Purchaser hereby agrees to purchase, upon and subject to the terms and conditions hereinafter set forth, the Property.
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          3. Purchase Price.

          3.1 Amount. Purchaser shall pay to Seller as and for the Purchase Price for the Property the sum of Fourteen Million Nine Hundred Thirty-Five Thousand No/100 Dollars ($14,935,000.00).

          3.2 Manner of Payment. The Purchase Price shall be payable as follows:

          3.2.1 Fifty Thousand Dollars ($50,000) as Earnest Money, which shall be paid by Purchaser to Title Company on or before the date that is five
     (5) business days after the mutual execution and delivery of this Agreement, such Earnest Money to be held and disbursed pursuant to the terms of this Agreement. If the Earnest Money is not so delivered to the Title Company within the aforementioned period, this Agreement shall be void and without further force or effect.

          3.2.2 The balance of the Purchase Price by cashier's check or wire transfer of immediately available funds on the Closing Date.

          4. Closing.

          4.1 Closing Date.  Subject to the contingencies set out in Sections
6.1 and 6.2 and the other provisions of this Agreement, the Closing shall occur on February 4, 2005. Purchaser shall have the option to extend the Closing Date for a period of ten (10) business days. The Closing shall be held at 10:00 a.m. on the Closing Date, at the offices of Title Company or at such other place, date and time as Seller and Purchaser may agree. Purchaser shall have the right to accelerate the Closing Date, upon written notice to Seller, to a date that is no earlier than five (5) business days after the receipt of such notice.

          4.2 Seller's Closing Documents. At Closing, Seller shall execute, acknowledge (where appropriate), and deliver to Purchaser the following, each dated as of the Closing Date:

          4.2.1 A special warranty deed conveying to Purchaser the Real Property in the form attached here to as Schedule 3, duly executed and acknowledged, and subject only to Permitted Exceptions.

          4.2.2 A bill of sale, in the form attached hereto as Schedule 5, conveying to Purchaser the Personal Property free and clear of any liens, claims and encumbrances.

          4.2.3 Such affidavit(s) or certificate(s) of Seller, in form reasonably acceptable to Purchaser and the Title Company, regarding due authorization, execution and delivery, evidence of corporate authority, liens, judgments, residence, tax liens, bankruptcies, parties in possession, survey and mechanics' or materialmen's liens and other matters affecting title to the Real Property.
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          4.2.4 A transferor's certification stating from Seller, in form and substance acceptable to Purchaser and the Title Company, that Seller is not a "foreign person," "foreign partnership," "foreign trust," "foreign estate" or "disregarded entity" as those terms are defined in Section 1445 of the Internal Revenue Code.

          4.2.5 All documents and instruments that may be required of Seller under applicable law, including any revenue or tax certificates or statements, or any affidavits, certifications or statements relating to the environmental condition of any of the Real Property, the presence (or absence) of wells about the Real Property, the presence (or absence) of storage tanks about the Real Property, or the extent of compliance of any of the Property with applicable law.

          4.2.6 A settlement statement consistent with this Agreement executed by Seller.

          4.2.7 The FSI Sublease executed by Seller.

          4.2.8 Lease termination agreements, in a form reasonably acceptable to the Purchaser and in recordable form, if required, pursuant to which any existing leases at the Property shall be terminated.

          4.2.9 Evidence, reasonably acceptable to the Title Company, that the transactions contemplated by this Agreement have been duly authorized by Seller.

          4.2.10 A waiver and a release executed by EDC, in the form attached hereto as Exhibit F, with respect to EDC's right of first refusal, if any, pursuant to that certain Option and Right of First Refusal Agreement by and between Seller and EDC dated as of May 17, 1996.

          4.2.11 An estoppel executed by the Association, in the form attached hereto as Exhibit G, with respect to that certain Allen Central Business Park Declaration of Protective Covenants dated as of August 10, 1994.

          4.2.12 A bill of sale, in form reasonably acceptable to Purchaser, conveying to Purchaser (regardless of whether Purchaser's rights under this Agreement have been assigned to Proposed Assignee) the Excluded Personal Property free and clear of any liens, claims and encumbrances.

          4.2.13 A set of access cards (which cards shall be properly tagged for identification), all Plans and Specs in the possession and control of Seller.

          4.2.14 An assignment, in form reasonably acceptable to Purchaser, conveying to Purchaser the Licenses, the Warranties, the Plans and Specs and the Records, free and clear of any liens, claims and encumbrances.
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          4.2.15 A termination of agreement, in the form attached hereto as
     Exhibit F, executed by the City of Allen, County of Collin, and Collin County Community College District, with respect to that certain Ad Valorem Tax Abatement Agreement last executed on May 16, 1996.

          4.3 Purchaser's Closing Deliveries. At Closing, Purchaser shall cause the following to be delivered to Seller:

          4.3.1 The portion of the Purchase Price payable pursuant to Section 3.2.2, as adjusted pursuant to Section 4.5, by cashier's check or by wire transfer of immediately available funds. The Earnest Money shall be applied to and credited against the Purchase Price and shall be disbursed to Seller by Title Company at Closing.

          4.3.2 All documents and instruments, each executed and acknowledged (where appropriate) by Purchaser, that may be required of Purchaser under applicable law, including any purchaser's affidavits or revenue or tax certificates or statements.

          4.3.3 A settlement statement consistent with this Agreement executed by Purchaser.

          4.3.4 The FSI Sublease executed by Purchaser.

          4.3.5 Such other documents and instruments as may be reasonably required by Seller to consummate the transaction contemplated by this Agreement

          4.4 Closing Escrow. Purchaser and/or Seller at their option may deposit the respective Closing deliveries described in Sections 4.2 and 4.3 with Title Company (and/or with First American Title Insurance Company) with appropriate instructions for recording and disbursement consistent with this Agreement. Upon the deposit of funds or documents into escrow, anything herein to the contrary notwithstanding, the party so depositing such funds or documents may require that such funds and/or documents be released only pursuant to escrow instructions from the party that deposited the same.

          4.5 Closing Adjustments. The following adjustments shall be made at Closing, SUBJECT TO THE PROVISIONS OF THE FSI SUBLEASE:

          4.5.1 All real estate taxes applicable to any of the Real Property due and payable in the year of Closing, together with all special assessments payable therewith, shall be prorated between Seller and Purchaser on a daily basis as of May 1, 2005 based upon a calendar fiscal year, with Seller paying those allocable to the period prior to May 1, 2005, and Purchaser being responsible for those allocable for the period from and after May 1, 2005. Purchaser shall receive a credit from Seller at closing for the estimated amount of real estate taxes due for the period prior to May 1, 2005. Such calculation shall be made on the basis of the prior year's taxes and shall be deemed final as between Seller and Purchaser. Notwithstanding the foregoing,

     Seller shall be responsible for any supplemental taxes assessed on or after the Closing Date relating back to the period prior to the Closing Date. The provision described in the immediately preceding sentence shall survive the Closing.

          4.5.2 Personal property taxes, if any, applicable to any of the Personal Property and Excluded Personal Property due and payable in the year of Closing shall be prorated between Seller and Purchaser on a daily basis as of the Closing Date based upon a calendar fiscal year, with Seller paying those allocable to the period prior to the Closing Date and Purchaser being responsible for those allocable to the Closing Date and thereafter. Seller shall be responsible for personal property taxes, if any, applicable to any personal property retained by Seller.

          4.5.3 Purchaser shall assume all special assessments (and charges in the nature of or in lieu of such assessments) levied, pending or constituting a lien with respect to any of the Real Property as of the Closing Date.

          4.5.4 Seller shall pay all sales tax due regarding this transaction, if any.

          4.5.5 Seller shall pay all state deed tax regarding the deed to be delivered by Seller to Purchaser. Purchaser shall pay any mortgage registry tax regarding any mortgage given by Purchaser on the Real Property in connection with this transaction.

          4.5.6 Seller shall pay the cost of recording all documents, including the deed to be delivered by Seller to Purchaser.

          4.5.7 Purchaser shall pay all service charges for and costs of the Commitment.

          4.5.8 Purchaser shall pay all premiums required for any owner's or mortgagee's title insurance policy issued in connection with this transaction.

          4.5.9 Seller shall pay any Closing fee payable to Title Company with respect to the transaction contemplated by this Agreement.

          4.5.10 All utility expenses, including water, fuel, gas, electricity, telephone, sewer, trash removal, heat and other services furnished to or provided for the Property, and all other operating costs of the Property (including, without limitation, dues payable to the Association and all dues or associations fees attributable to any declarations of covenants, conditions and restrictions or similar agreements that run with the land relating to the Property to which Seller is a party or by which Seller or the Property or any portion thereof may be bound), shall be paid by Seller, pursuant to the provisions of the FSI Sublease.

          4.5.11 Except as provided in Section 13, Seller and Purchaser shall each pay their own attorneys' fees incurred in connection with this transaction.

          4.5.12 At Closing, (i) Seller shall pay to Seller's Broker a fee equal to One Hundred Forty-Nine Thousand Three Hundred Fifty No/100 Dollars ($149,350.00); (ii) Seller shall pay to Purchaser's Broker a fee equal to Two Hundred Seventeen Thousand No/100 Dollars ($217,000.00); and (iii) Purchaser shall pay to Purchaser's Broker a fee equal to Twenty-Nine Thousand Two Hundred Fifty No/100 Dollars ($29,250.00).

If any of the amounts allocated under this Section 4.5 cannot be calculated with complete precision at Closing because the amount or amounts of one or more items included in such calculation are not then known, then such calculation shall be made on the basis of the reasonable estimates of Seller and Purchaser, subject to prompt adjustment (by additional payment or refund, as necessary) when the amount of any such item or items become known (the foregoing covenant to survive the Closing).

          4.6 Possession. Seller shall deliver possession of the Property to Purchaser on the Closing Date, subject to the FSI Sublease. Purchaser shall consummate a sale-leaseback transaction between Purchaser and Proposed Assignee in accordance with the terms of the Net Lease, and Purchaser shall enter into the FSI Sublease at Closing. The parties agree that the FSI Sublease shall be subject and subordinate to the terms of the Net Lease to be executed by Purchaser and Proposed Assignee at Closing.

          5. Third Party Report Deliveries; Due Diligence Materials;
Examination.

          5.1 Commitment. Promptly and in any event no later than ten (10) days after the mutual execution and delivery of this Agreement, Purchaser shall obtain, and cause to be delivered to Seller, Proposed Assignee and the surveyor preparing the Survey, the Commitment. Purchaser shall deliver, or instruct Title Company to deliver, to such parties copies of all instruments referenced in Schedule B-2 of the Commitment, except any mortgages, security agreements, liens or other encumbrances to be discharged at Closing.

          5.2 Survey. Promptly and in any event no later than twenty (20) days after the mutual execution and delivery of this Agreement, Purchaser shall use commercially reasonable efforts to obtain the Survey.

          5.3 Review Period. Purchaser shall have until the end of the Contingency Period to notify Seller in writing of any objections the Purchaser may have to matters reflected in or concerning the Commitment or the Survey (each of the foregoing notices being hereafter referred to as the "Objections Notice"); provided, however, Purchaser shall not be required to object to any matters shown on Schedule B-1 to the Commitment and Purchaser shall not be required to object to any mortgage lien, construction lien or other lien or encumbrance which may be discharged by payment of a specified or ascertainable amount of money, and all such liens or encumbrances shall not be or become Permitted Exceptions and shall be discharged by Seller at or before Closing. Purchaser shall not object to any of the Permitted Exceptions identified as of the date hereof on Exhibit B attached hereto. If the Purchaser shall deliver the Objections Notice, Seller may elect to cure such objections within thirty (30) days from the date on which Seller receives the Objections Notice. If the

Purchaser is not satisfied with the results of any cure efforts by Seller, the Purchaser may terminate this Agreement by giving written notice of termination to Seller within ten (10) days after the end of Seller's thirty (30) day cure period in which event the Earnest Money shall be returned to and retained by Purchaser and neither party hereto shall have any further rights or obligations hereunder other than those which are expressly provided to survive the termination hereof. Any title or survey exceptions to which the Purchaser does not object in accordance with this Section 5.3 and any title or survey exceptions to which the Purchaser objects that are not cured and which the Purchaser is deemed to have accepted and approved in accordance with this
Section 5.3 shall be herein referred to as Permitted Exceptions.

          5.4 Real Estate Documents. Within five (5) days after the mutual execution and delivery of this Agreement, Seller, at Seller's sole cost and expense, will simultaneously deliver to Purchaser and Proposed Assignee true, correct and complete copies (or where specifically indicated, original counterparts) of the following (collectively, the "Due Diligence Materials") together with all amendments, modifications, renewals or extensions thereof, to the extent such copies, if any, are in the possession or control of Seller:

          5.4.1 All Warranties which are still in effect.

          5.4.2 All Licenses.

          5.4.3 All agreements relating to the operation of the Improvements (including leases of adjacent land or facilities).

          5.4.4 All of the Plans and Specs.

          5.4.5 All existing leases.

          5.4.6 All agreements for Commissions, brokerage fees, finder's fees or other compensation payable by Seller in connection therewith.

          5.4.7 All notices received from governmental authorities related to the Property that relate to any purported or potential violations of any laws, rules, or regulations.

          5.4.8 All existing environmental studies, surveys, and reports with respect to the physical condition, use or operation of the Property. All other non-confidential additional information as reasonably requested by Purchaser and related to the operation of the Property to the extent such documents are in the physical possession or control of Seller.

Seller shall advise Purchaser and Proposed Assignee in writing of any material changes, additions, deletions or modifications in or to any of the Due Diligence Materials within five (5) days after Seller has notice thereof, and furnish Purchaser and Proposed Assignee with copies thereof.

          5.5 Due Diligence Review. During the Contingency Period, Purchaser shall have the right to make such examinations and inspections (including, without limitation, environmental assessments, engineering and conditions reports, zoning reports and an appraisal) of the Property, to examine all Due Diligence Materials and to inspect and review all other matters relating to the Property. Purchaser shall be entitled to make such applications, inquiries and searches of utility companies, governmental records and governmental agencies as it shall deem appropriate in connection with its investigation of the Property, and Seller shall provide reasonable cooperation to Purchaser in connection with these efforts, at the sole cost and expense of Purchaser.

          5.6 Automatic Termination. This Agreement shall automatically terminate and the Earnest Money shall be returned to Purchaser at the expiration of the Contingency Period unless prior to the expiration of the Contingency Period Purchaser shall, in its sole and absolute discretion, deliver to Seller a written notice rescinding the termination of this Agreement pursuant to this
Section 5.6. In the event of such termination, neither party hereto shall have any further rights or obligations hereunder other than those which are expressly provided to survive the termination hereof.

          6. Conditions Precedent.

          6.1 Conditions in Favor of Purchaser. The obligations of Purchaser under this Agreement are contingent upon each of the following:

          6.1.1 Before the end of the Contingency Period, Purchaser shall have determined that the matters and conditions disclosed by the reports, investigations and tests received or performed by Purchaser pursuant to
     Section 5 are satisfactory to Purchaser in its sole discretion.

          6.1.2 On the Closing Date, each of the representations and warranties of Seller in Section 7.1 shall be true and correct as if the same were made on the Closing Date.

          6.1.3 On the Closing Date, Seller shall have performed all of the obligations required to be performed by Seller under this Agreement as and when required under this Agreement.

          6.1.4 Purchaser shall have received or have an irrevocable right to receive the Title Policy and such other endorsements as are requested by Purchaser and available in the State of Texas issued by the Title Company insuring good and indefeasible fee simple title to the Property, subject only to the Permitted Exceptions.

          6.1.5 The Seller shall have made all deliveries under Section 4.2.

          6.1.6 There is no third party injunction, judgment, order, action or proceeding which would prevent or limit the consummation of this transaction.

          6.1.7 The Excluded Parcel shall be a separate legal parcel. In connection with the foregoing condition, Seller covenants and agrees to use commercially reasonable efforts to effect the creation of the Excluded Parcel as a separate legal parcel. If the Excluded Parcel is not a separate legal parcel as of the Closing Date, the Closing Date shall be extended for a period not to exceed fifteen (15) business days until such time as the Excluded Parcel becomes a separate legal parcel.

If any conditions in this Section 6.1 have not been satisfied on or before the applicable date set forth in this Section 6.1 with respect to each condition, then Purchaser may terminate this Agreement by notice to Seller on or before the applicable date in which event the Earnest Money shall be returned to and retained by Purchaser and neither party shall have any further rights or obligations hereunder other than those which are expressly provided to survive the termination hereof; provided that Purchaser shall preserve all rights and remedies contained in Section 13 and 14 hereof. To the extent that any of the conditions in this Section 6.1 require the satisfaction of Purchaser, such satisfaction shall be determined by Purchaser in its reasonable discretion. The conditions in this Section 6.1 are specifically stated and for the sole benefit of Purchaser. Purchaser in its discretion may unilaterally waive (conditionally or absolutely) the fulfillment of any one or more of the conditions, or any part thereof, by notice to Seller.

          6.2 Conditions in Favor of Seller. The obligations of Seller under this Agreement are contingent upon each of the following:

          6.2.1 On the Closing Date, each of the representations and warranties of Purchaser in Section 7.2 shall be true and correct as if the same were made on the Closing Date.

          6.2.2 On the Closing Date, Purchaser shall have performed all of the obligations required to be performed by Purchaser under this Agreement as and when required under this Agreement.

          6.2.3 The Excluded Parcel shall be a separate legal parcel.

          6.2.4 All parties required to sign any closing delivery described in Sections 4.2.10, 4.2.11, and 4.2.15 have signed and delivered such documents to Seller, and Seller shall have delivered the same to Purchaser and Title Company.

If any of the conditions in this Section have not been satisfied on or before the applicable date set forth in this Section 6.2 with respect to each condition, then Seller may terminate this Agreement by notice to Purchaser on or before the applicable date, subject however to Section 14. To the extent that any of the conditions in this Section 6.2 require the satisfaction of Seller, such satisfaction shall be determined by Seller in its reasonable discretion. The conditions in this Section 6.2 are specifically stated and for the sole benefit of Seller. Seller in its discretion may unilaterally waive any one or more of the conditions, or any part thereof, by notice to Purchaser.

          6.3 Concurrent Transactions. All documents or other deliveries required to be made by the Seller and the Purchaser, at or prior to Closing, and all transactions required to be consummated concurrently with Closing shall be deemed to have been delivered and to have been consummated simultaneously with all other transactions and all other deliveries, and no delivery shall be deemed to have been made, and no transaction shall be deemed to have been consummated, until all deliveries required by the Seller and the Purchaser shall have been made, and all concurrent or other transactions shall have been consummated.

          7. Representations and Warranties.

          7.1 Seller's Representations and Warranties. Seller represents and warrants to Purchaser as of the date of this Agreement as follows:

          7.1.1 Seller has been duly incorporated under the laws of the State of Minnesota and is in good standing under the laws of the State of Texas, is duly qualified to transact business in the State of Texas, and has the requisite power and authority to enter into and perform this Agreement and the documents and instruments required to be executed and delivered by Seller pursuant hereto. This Agreement has been duly executed and delivered by Seller and is a valid and binding obligation of Seller enforceable in accordance with its terms. This Agreement and the documents and instruments required to be executed and delivered by Seller pursuant hereto have each been duly authorized by all necessary corporate action on the part of Seller and that such execution, delivery and performance does and will not conflict with or result in a violation of Seller's articles of incorporation or by-laws or any judgment, order or decree of any court or arbiter to which Seller is a party, or any agreement to which Seller and/or any of the Property is bound or subject.

          7.1.2 Seller is not a "foreign person," "foreign partnership," "foreign trust," "foreign estate" or "disregarded entity" as those terms are defined in Section 1445 of the Internal Revenue Code.

          7.1.3 Neither the entry into nor the performance of, or compliance with, this Agreement by Seller will result in any violation of, or default under, or result in the acceleration of, any obligation under the partnership agreements or articles of incorporation, as applicable, of Seller, or any existing mortgage indenture, lien agreement, note, contract, permit, judgment, decree, order, restrictive covenant, statute, rule or regulation applicable to Seller or the Property.

          7.1.4 No party, other than Purchaser and EDC, has any right or option to acquire the Property.

          7.1.5 Seller (i) is not in liquidation or dissolution, (ii) has not made an assignment for the benefit of creditors or admitted in writing its inability to pay its debts as they mature, or (iii) has been adjudicated a bankrupt or filed a petition in voluntary bankruptcy or a petition or answer seeking reorganization or an arrangement with creditors under the federal bankruptcy laws or any other similar law or statue of the United States or any jurisdiction and, to knowledge of the Seller, no such petition has been filed against Seller.

          7.1.6 To Seller's knowledge, there are no pending arbitration proceedings or unsatisfied arbitration awards, or judicial orders respecting awards, with respect to the Property.

          7.1.7 No notice has been received by Seller from the insurance company that issued the casualty insurance policy covering the Property stating that any of such policy is not in full force and effect, will not be renewed or will be renewed only at a materially higher premium rate than is presently payable therefor.

          7.1.8 No service contract will be binding upon Purchaser or the Property and all service contracts can be terminated upon thirty (30) days notice.

          7.1.9 A list of the Licenses is annexed hereto as Schedule 1. To Seller's knowledge, all Licenses are in full force and effect, and Seller has not received any written notices of revocation of any Licenses.

          7.1.10 There are no pending or, to Seller's knowledge, threatened condemnation affecting the Property or any improvement liens or special assessments to be made against the Property by any governmental authority.

          7.1.11 Seller has not received any written notice of any violation from any governmental authority concerning the condition, use or occupancy of the Property or with respect to any encumbrance upon any Property which has not been corrected.

          7.1.12 To Seller's knowledge, the only Warranties in effect for any of the Property are described on Schedule 2.

          7.1.13 For the purpose of this Section, the term "Hazardous Substances" shall mean substances defined as a "hazardous waste", "hazardous substance", "toxic substance" or any word of similar import under any Environmental Laws, including, without limitation, oil, petroleum, or any petroleum derived substance or waste, asbestos or asbestos-containing materials, PCBs, explosives, radioactive materials, dioxins, or urea formaldehyde insulation. As used herein, "Environmental Laws" shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C.
     Section 6901, et seq., the Clean Air Act, 42 U.S.C. Section 7401, et seq., the Clean Water Act, 33 U.S.C. Section 1251, et seq., the Toxic Substance Control Act, 15 U.S.C. Section 2601, et seq., and the Occupational Safety and Health Act, 29 U.S.C. Section 651, et seq., as any of the preceding have been amended prior to the date hereof, and any other federal, state, or local law, ordinance, regulation, rule, order, decision or permit relating to the protection of the environment or of human health from environmental effects of Hazardous Substances and which are applicable to any of the Property. To the knowledge of Seller, and except for those conditions specifically described in the Environmental Report,
     (i) Seller has not spilled or released any Hazardous Substances in, on or under any of the Property so as to impose liability or require remediation under any Environmental Law; (ii) Seller has no knowledge of any spill or release of Hazardous Substances in, on or under any of the Property; (iii) Seller has no material unpaid liability under, and Seller has caused no material violation of, any Environmental Laws; and (iv) Seller has no knowledge of any liability under or violation of any Environmental Laws or condition that could give rise to such liability or violation with respect to any of the Property.

          7.1.14 There are no existing leases of any portion of the Property and there are no Commissions payable in connection with the use or occupancy of the Property.

          7.1.15 The are no prepaid rents or deposits, including but not limited to, security deposits, tax and insurance and any other escrow accounts for the Property.

          7.1.16 Each employee of Seller in connection with the use, operation or maintenance of the Property either (i) is terminable at the will of Seller, or (ii) has an employment contract that would not be binding on, or create liability for, Purchaser.

The provisions of this Section 7.1 shall survive the Closing or the earlier termination of this Agreement for a period of twelve (12) months. Seller shall have no liability with respect to any breach of a particular representation and warranty if Purchaser shall fail to (a) notify Seller thereof within a reasonable time after discovery thereof, or (b) commence an action against Seller with respect to the breach in question within twelve (12) months after discovery thereof by Purchaser.

          7.2 Purchaser's Representations and Warranties. Purchaser represents and warrants to Seller as of the date of this Agreement as follows:

          7.2.1 Purchaser has been duly incorporated under the laws of the State of Delaware and is in good standing under the laws of the State of Delaware, is duly qualified to transact business in the State of Texas, and has the requisite power and authority to enter into and perform this Agreement and the documents and instruments required to be executed and delivered by Purchaser pursuant hereto. This Agreement has been duly executed and delivered by Purchaser and is a valid and binding obligation of Purchaser enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the enforcement thereof or relating to creditors' rights generally. This Agreement and the documents and instruments required to be executed and delivered by Purchaser pursuant hereto have each been duly authorized by all necessary corporate action on the part of Purchaser and that such execution, delivery and performance does and will not conflict with or result in a violation of Purchaser's articles of incorporation or by-laws or any judgment, order or decree of any court or arbiter to which Purchaser is a party, or any agreement to which Purchaser and/or any of the Property is bound or subject.

          7.2.2 Purchaser has not (i) made a general assignment for the benefit of creditors, (ii) filed any involuntary petition in bankruptcy or suffered the filing of any involuntary petition by Purchaser's creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of Purchaser's assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Purchaser's assets,
     (v) admitted in writing its inability to pay its debts as they come due, or
     (vi) made an offer of settlement, extension or composition to its creditors generally.

Purchaser shall have no liability with respect to any breach of a particular representation and warranty if Seller shall fail to (a) notify Purchaser thereof within a reasonable time after discovery thereof, or (b) commence an action against Purchaser with respect to the breach in question within twelve (12) months after discovery thereof by Seller.

          8. Inspection; Condition of Property at Closing.

          8.1 Inspections, Environmental Matters and Release.

          8.1.1 During the Contingency Period and in connection with obtaining the items indicated in Section 5.5, Purchaser, its agents, contractors and employees shall have the right to enter upon the Property for the purpose of physically inspecting the Property and conducting soil tests and other inspections, including, without limitation, inspections of and testing of the Improvements, at Purchaser's sole risk, cost and expense. Before any such entry, Purchaser shall provide Seller with a certificate of insurance naming Seller as an additional insured and with an insurer and insurance limits and coverage reasonably satisfactory to Seller. All of such entries upon the Property shall be at reasonable times during normal business hours and after at least 24 hours prior notice to Seller or Seller's agent, and Seller or Seller's agent shall have the right to accompany Purchaser during any activities performed by Purchaser on the Property. At Seller's request, Purchaser shall provide Seller with a copy of the results of any tests and inspections made by Purchaser, excluding only market and economic feasibility studies. If any inspection or test disturbs the Property, Purchaser will restore the Property to the same condition as existed before the inspection or test. Purchaser shall indemnify, defend and hold Seller, Seller's trustees, officers, tenants, agents, contractors and employees and the Property harmless from and against any and all losses, costs, damages, claims or liabilities, including but not limited to, mechanic's and materialmen's liens and Seller's reasonable attorneys fees, arising out of or in connection with Purchaser's inspection of the Property as allowed pursuant to Section 5.5, this Section 8.1.1 or Section 8.1.2 below. The provisions of this Section 8.1.1 shall survive the Closing or the earlier termination of this Agreement.

          8.1.2 If either (i) Purchaser has reasonably determined that the inspections under Section 5.5 and Section 8.1.1 above should include any Phase II environmental inspection or other invasive inspection or sampling of soil or other substances or materials, or (ii) any Phase I environmental inspection of the Property prepared for, or on the behalf of, Purchaser and Proposed Assignee recommends such inspection, then such inspection shall be permitted provided the prior written consent of Seller shall be obtained (not to be unreasonably withheld or, delayed or conditioned). If either (a) the Seller shall not permit Purchaser to conduct such inspection, or (b) Seller shall fail to give its decision to Purchaser regarding such inspection within five (5) business days after written notice from Purchaser, Purchaser may terminate this Agreement by giving written notice of termination to Seller in which event the Earnest Money shall be returned to and retained by Purchaser and neither party hereto shall have any further rights or obligations hereunder other than those which are expressly provided to survive the termination hereof. In the event of such inspection, the Contingency Period shall be extended for an additional reasonable period of time (not to exceed thirty (30) days) to permit completion and review of such inspection by Purchaser. At Seller's request, Purchaser shall deliver to Seller copies of any Phase II or other environmental report to which Seller consents as provided above. The provisions of this Section 8.1.2 shall survive the Closing or any earlier termination of this Agreement.

          8.1.3 Purchaser, for itself and any entity affiliated with Purchaser, waives and releases Seller from and against any liability or claim related to the Property arising under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, and the Toxic Substance Control Act, all as amended, or any other cause of action based on any other state, local or federal environmental law, rule or regulation, provided however, the foregoing release shall not operate to release any claim by Purchaser against any person or entity other than Seller and shall not operate to discharge any representations made by Seller in this Agreement. The provisions of this Section 8.1.3 shall survive the Closing or any earlier termination of this Agreement.

          8.2 Condition of Property at Closing. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW AND EXCEPT FOR SELLER'S REPRESENTATIONS AND WARRANTIES IN
SECTION 7.1 ("SELLER'S WARRANTIES"), THIS SALE IS MADE AND WILL BE MADE WITHOUT REPRESENTATION, COVENANT, OR WARRANTY OF ANY KIND (WHETHER EXPRESS, IMPLIED, OR, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, STATUTORY) BY SELLER. AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, PURCHASER AGREES TO ACCEPT THE PROPERTY ON AN "AS IS" AND "WHERE IS" BASIS, WITH ALL FAULTS, AND WITHOUT ANY REPRESENTATION OR WARRANTY, ALL OF WHICH SELLER HEREBY DISCLAIMS, EXCEPT FOR SELLER'S WARRANTIES. EXCEPT FOR SELLER'S WARRANTIES, NO WARRANTY OR REPRESENTATION IS MADE BY SELLER AS TO FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY, DESIGN, QUALITY, CONDITION, OPERATION OR INCOME,

COMPLIANCE WITH DRAWINGS OR SPECIFICATIONS, ABSENCE OF DEFECTS, ABSENCE OF HAZARDOUS OR TOXIC SUBSTANCES, ABSENCE OF FAULTS, FLOODING, OR COMPLIANCE WITH LAWS AND REGULATIONS INCLUDING, WITHOUT LIMITATION, THOSE RELATING TO HEALTH, SAFETY, AND THE ENVIRONMENT. PURCHASER ACKNOWLEDGES THAT PURCHASER HAS ENTERED INTO THIS AGREEMENT WITH THE INTENTION OF MAKING AND RELYING UPON ITS OWN INVESTIGATION OF THE PHYSICAL, ENVIRONMENTAL, ECONOMIC USE, COMPLIANCE, AND LEGAL CONDITION OF THE PROPERTY AND THAT PURCHASER IS NOT NOW RELYING, AND WILL NOT LATER RELY, UPON ANY REPRESENTATIONS AND WARRANTIES MADE BY SELLER OR ANYONE ACTING OR CLAIMING TO ACT, BY, THROUGH OR UNDER OR ON SELLER'S BEHALF CONCERNING THE PROPERTY, EXCEPT FOR SELLER'S WARRANTIES. THE PROVISIONS OF THIS SECTION 8.2 SHALL SURVIVE INDEFINITELY ANY CLOSING OR TERMINATION OF THIS AGREEMENT AND SHALL NOT BE MERGED INTO THE CLOSING DOCUMENTS.

          9. Operation Pending Closing. During the Executory Period, Seller hereby covenants and agrees that Seller shall:

          9.1 Keep and maintain the Property in a good state of repair and condition and consistent with commercially reasonable practices;

          9.2 Keep, observe, and perform all its obligations under any existing leases and any other contractual arrangements relating to the Property;

          9.3 Advise Purchaser within five (5) days of any material litigation, arbitration, or administrative hearing before any court or governmental agency concerning or affecting any of the Property or any existing leases which is instituted or threatened after the date of this Agreement or if any representation or warranty contained in this Agreement shall become false or if a default shall occur under any existing leases;

          9.4 Not take, or omit to take, any action that would have the effect of causing a material breach of any of the representations, warranties, covenants or agreements of Seller contained in this Agreement;

          9.5 Comply in all material respects with all federal, state, and municipal laws, ordinances, regulations, and orders relating to the Property;

          9.6 Not (i) sell or assign, (ii) enter into any agreement to sell or assign, (iii) enter into any lease or other occupancy agreement, (iv) create or permit to exist any lien or encumbrance on, or (v) enter into or grant any party any right or option to purchase, lease or occupy, the Property or any portion thereof;

          9.7 Pay or cause to be paid all taxes, assessments and other impositions levied or assessed on the Property or any part thereof prior to the date on which the payment thereof would become delinquent or accrue any interest or penalties;

          9.8 Maintain or cause to be maintained in full force and effect the present policies and level of insurance with respect to the Property; and

          9.9 Not allow any government permit, receipt, license, or right currently in existence with respect to the operation, use, occupancy or maintenance of the Property to expire, be cancelled or otherwise terminated.

          10. Damage or Destruction. If prior to Closing any material portion of the Property is damaged or destroyed by fire or other casualty, Seller shall immediately give notice thereof to Purchaser together with a good faith estimate of the costs of repair or replacement of such casualty. If any material portion of the Property is damaged or destroyed by such casualty or such casualty shall be to any structural elements of the improvements on the Property, Purchaser at its option (to be exercised within thirty (30) days after Seller's notice) may either (a) terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser and neither party hereto shall have any further rights or obligations hereunder other than those which are expressly provided to survive the termination hereof, or (b) proceed to Closing, in which event Seller agrees to pay to Purchaser at the Closing all insurance proceeds which Seller has received as a result of the same plus an amount equal to the insurance deductible, if any, and assign to Purchaser all insurance proceeds payable as a result of the same without Seller replacing or repairing such damage. If such casualty shall not be to any material portion of the Property and shall not be to any structural elements of the improvements on the Property, Purchaser shall proceed to Closing, in which event Seller agrees to pay to Purchaser at the Closing all insurance proceeds which Seller has received as a result of the same plus an amount equal to the insurance deductible, if any, and assign to Purchaser all insurance proceeds payable as a result of the same without Seller replacing or repairing such damage. As used in this Section 10, the term "material portion of the Property" shall mean damage to the Property that would cost in excess of Fifty Thousand and no/100s Dollars ($50,000.00) to repair based upon a good faith estimate prepared with respect to such casualty.

          11. Condemnation. If prior to Closing eminent domain proceedings are commenced against any portion of the Property, Seller shall immediately give notice thereof to Purchaser, and Purchaser at its option (to be exercised within thirty (30) days after Seller's notice) may either (a) terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser and neither party hereto shall have any further rights or obligations hereunder other than those which are expressly provided to survive the termination hereof, or (b) proceed to Closing, in which event Seller agrees to pay to Purchaser at the Closing all condemnation awards which Seller has received as a result of the same, and assign to Purchaser all condemnation awards payable as a result of the same without Seller replacing or repairing such damage.

          12. Brokers. Except for the commissions payable by Seller to Seller's Broker and Purchaser's Broker, each of the parties represents to the other that such party has not incurred any brokerage commission or finder's fee as a result of this transaction, and each party agrees to hold the other harmless from all liabilities incurred by the other relating to any brokerage commission or finder's fee payable by such party. The provisions of this Section 12 shall survive termination of this Agreement.

          13. Default. If either party shall default in any of their respective obligations under this Agreement, the other party, by written notice to such defaulting party specifying the nature of the default and the date on which this Agreement shall terminate (which date shall be not less than thirty (30) days after the giving of such notice), may terminate this

Agreement, and upon such date, unless the default so specified shall have been cured, this Agreement shall terminate. In the event that Purchaser should fail to consummate this Agreement for any reason, except Seller's default or the termination of this Agreement by Purchaser pursuant to a right to do so under the terms and provisions hereof, then Seller, as its sole and exclusive remedy, may terminate this Agreement by notifying Purchaser thereof in writing and receive and retain the Earnest Money as liquidated damages. The parties agree that Seller will suffer damages in the event of Purchaser's default on it obligations. Although the amount of such damages is difficult or impossible to determine, the parties agree that the amount of the Earnest Money is a fair and reasonable estimate of Seller's loss in the event of Purchaser's default. Seller shall accept and retain the Earnest Money as liquidated damages but not as a penalty. In the event Seller is entitled to the Earnest Money as liquidated damages, and to the extent Seller has not already received the Earnest Money, the Earnest Money shall be immediately paid to Seller by the Title Company upon receipt of written notice from Seller that Purchaser has defaulted under this Agreement, and Purchaser agrees to take all such actions and execute and deliver all such documents necessary or appropriate to effect such payment. If Seller defaults under this Agreement or fails to consummate Closing as required hereby, Purchaser shall have the right in its sole and absolute discretion (i) to seek specific performance of this Agreement within six (6) months after such right arises, or (ii) to terminate this Agreement and receive a return of the Earnest Money, provided that, in any case, if Seller willfully defaults or refuses to consummate the transaction contemplated hereby, Seller shall also be liable for a claim for damages and for all costs and expenses, including without limitation, due diligence costs and reasonable attorneys' fees and expenses, incurred or payable by Purchaser, including amounts payable to Proposed Assignee, in connection therewith, up to a maximum amount of One Hundred Fifty Thousand Dollars ($150,000.00). In any action or proceeding to enforce this Agreement or any term hereof, the prevailing party shall be entitled to recover its reasonable costs and attorneys' fees. Seller and Purchaser hereby waive any and all rights to damages or other legal or equitable remedies not set forth in this Section 13.

          14. Termination; Confirmation. Except as expressly provided in this Agreement to the contrary, if this Agreement is terminated pursuant to the terms hereof, the Earnest Money shall be returned to Purchaser and upon such return the respective rights of Seller and Purchaser arising out of this Agreement shall immediately cease. In such event, Purchaser agrees to execute, acknowledge, and deliver to Seller within ten (10) days after written request, a quit claim deed and/or a termination of this Agreement in recordable form in order to remove the cloud of this Agreement from the Property, but failure to give such deed or termination shall not affect the termination of this Agreement.

          15. Assignability. Purchaser may not assign its rights under this Agreement without the consent of Seller, which consent may be given or withheld by Seller in its discretion. Notwithstanding the foregoing, Seller hereby consents to Purchaser's assignment of its rights under this Agreement to Proposed Assignee and/or one of its affiliates or assigns, provided that such assignment shall not release Purchaser from its obligations hereunder.

          16. Notices. Any notice, consent, waiver, request or other communication required or provided to be given under this Agreement shall be in writing and shall be sufficiently given and shall be deemed given when delivered personally or when mailed by certified or registered mail, return receipt requested, postage prepaid, or when dispatched by nationally recognized overnight delivery service, in any event, addressed to the party's address as follows:

          If to Seller:      FSI International, Inc.
                             3455 Lyman Boulevard
                             Chaska, MN 55318-3052
                             Phone: (952) 448-5440
                             Fax: (952) 448-2825
                             Attention: Benno Sand

          If to Purchaser:   Finisar Corporation
                             1308 Moffett Park Drive
                             Sunnyvale, CA 94089-1133
                             Attention: Mr. Steve Workman

          With a copy to:    Gray Cary Ware & Freidenrich LLP
                             2000 University Avenue
                             East Palo Alto, California 94303
                             Attention: Jeffrey A. Trant, Esq.

          With a copy to:    Reed Smith LLP
                             599 Lexington Avenue, 29th Floor
                             New York, New York 10020
                             Attention: Joseph M. Marger, Esq.

or to such party at such other address as such party, by prior written notice given as herein provided, shall designate. Any notice given in any other manner shall be effective only upon receipt by the addressee.

          17. Right of First Refusal on Excluded Parcel.

          17.1 Right of First Refusal. Seller is the current owner of the Excluded Parcel. If at any time on or before December 31, 2009, Seller or its successor and/or its assigns shall enter into a contract for the sale of the Excluded Parcel with any third party (and which may include other property owned by Seller so long as a specific purchase price is allocated to the Property), which contract for the sale of the Excluded Parcel shall be conditioned upon Purchaser's failure to exercise its right under this Section 17, Seller shall give written notice to Purchaser of the contract for the sale of the Excluded Parcel, together with an executed copy of such contract and the name and business address of the third party. Purchaser shall have twenty (20) days after receipt of such notice within which to notify Seller in writing of Purchaser's intention to purchase the Excluded Parcel upon all the terms and conditions set forth in such contract. If Purchaser fails to exercise such option within twenty (20) days after receipt of such notice, then Seller may sell the Excluded Parcel to such third party upon the terms set forth in such contract. Notwithstanding the foregoing, if Purchaser shall have failed to exercise the aforesaid option by written notice to Seller and the sale to such third party is not consummated within one hundred twenty (120) days after the notice is delivered to Purchaser, then Seller shall be obligated to again offer Purchaser the right to purchase the Excluded Parcel in accordance with the procedure described above. The provisions of this Section 17.1 shall survive the Closing.

          17.2 Applicability. The parties agree that any transfer of ownership interests, direct or indirect, in the owner of the Excluded Parcel or any entity that controls directly or indirectly the owner of the Excluded Parcel shall be considered a "sale" under this Section 17 unless (i) such transfer is in connection with the sale of all or substantially all of Seller's business (stock or assets), or (ii) such transfer is the sale of the outstanding capital stock of the owner of the Excluded Parcel by persons or parties through the "over-the-counter market" or through a recognized stock exchange, other than by those deemed to be a "control-person" within the meaning of the Securities Exchange Act of 1934. In addition, any sale or transfer to an Affiliate shall not be considered a "sale" under this Section 17. "Affiliate" means any person or entity directly or indirectly controlling or controlled by or under direct or indirect common control with Seller or any person or entity that purchases all or substantially all of the collective assets of Seller and its Affiliates. For the purposes of this definition, "control" when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. Any transfer to an Affiliate shall be subject to such Affiliate agreeing in writing to be bound by the terms of this Section 17. The provisions of this Section 17.2 shall survive the Closing.

          18. Driveway Located on Excluded Parcel.

          18.1 Term of Use. From and after Closing, Seller shall grant to Purchaser and its successors and assigns a license in connection with Purchaser's nonexclusive right to use of the Driveway at no cost to Purchaser. Seller shall maintain the Driveway in accordance with all applicable laws and shall do so at Seller's sole risk, cost and expense. The license shall terminate
(i) upon Seller's sale, conveyance or other transfer of title to the Excluded Parcel; (ii) upon the initiation of construction of any improvements to the Excluded Parcel, or (iii) upon sixty (60) days written notice from Seller to Purchaser.

          18.2 Indemnity and Waiver. Purchaser shall defend, indemnify Seller and hold Seller, Seller's trustees, officers, tenants, agents, contractors and employees and the

Excluded Parcel harmless from and against any and all losses, costs, damages, claims or liabilities arising out of the use of the Driveway by Purchaser or Purchaser's employees, guests, or invitees, or the inability of Purchaser or any party claiming by or through Purchaser to use the Driveway upon expiration or termination of the license described in Section 18.1. In addition, Purchaser, on behalf of itself and its employees, guests, and invitees, waives any claim related to the condition of the Driveway or the maintenance of the Driveway. The provisions of this Section 18.2 shall survive the Closing.

          19. Public Announcement. On the date of the mutual execution and delivery of this Agreement, Seller may issue a public announcement of the transaction between Seller and Purchaser contemplated in this Agreement. Seller shall not identify any Proposed Assignee in such announcement. Purchaser shall have the right to review and approve the content of the proposed public announcement prior to such public announcement.

          20. Miscellaneous.

          20.1 Entire Agreement; Modification. This Agreement embodies the entire agreement and understanding between Seller and Purchaser, and supersedes any prior oral or written agreements, relating to this transaction. This Agreement may not be amended, modified or supplemented except in a writing executed by both Seller and Purchaser. No term of this Agreement shall be waived unless done so in writing by the party benefited by such term.

          20.2 Survival; No Merger. Unless specifically provided for herein, the terms of this Agreement shall not survive or be enforceable after the Closing and shall be merged with the deed given at closing.

          20.3 Governing Law. This Agreement shall be construed under and governed by the laws of the State or Commonwealth in which the Real Property is located.

          20.4 Severability. If any term of this Agreement or any application thereof shall be invalid or unenforceable, the remainder of this Agreement and any other application of such term shall not be affected thereby.

          20.5 Construction. The rule of strict construction shall not apply to this Agreement. This Agreement shall not be interpreted in favor of or against either Seller or Purchaser merely because of their respective efforts in preparing it.

          20.6 Captions, Gender, Number and Language of Inclusion. The section and section headings in this Agreement are for convenience of reference only and shall not define, limit or prescribe the scope or intent of any term of this Agreement. As used in this Agreement, the singular shall include the plural and vice versa, the masculine, feminine and neuter adjectives shall include one another, and the following words and phrases shall have the following meanings:
(i) "including" shall mean "including but not limited to," (ii) "terms" shall mean "terms, provisions, duties, covenants, conditions, representations, warranties and indemnities," (iii) "any of the Property" or "any of the Real Property" shall mean "the Property or any part thereof or interest therein" or "the Real Property or any part thereof or interest therein," as the case may be,
(iv) "rights" shall mean "rights, duties and obligations," (v) "liabilities" shall mean "liabilities, obligations, damages, fines, penalties, claims, demands, costs, charges, judgments and expenses, including reasonable attorneys' fees," (vi) "incurred by" shall mean "imposed upon or suffered or incurred or paid by or asserted against," (vii) "applicable law" shall mean "all applicable Federal, state, county, municipal, local or other laws, statutes, codes, ordinances, rules and regulations," (viii) "about the Property" or "about the Real Property" shall mean "in, on, under or about the Property" or "in, on under or about the Real Property," as the case may be, (ix) "operation" shall mean "use, non-use, possession, occupancy, condition, operation, maintenance or management," and (x) "this transaction" shall mean "the purchase, sale and related transactions contemplated by this Agreement."

          20.7 Binding Effect. This Agreement shall inure to the benefit of and shall bind the respective heirs, executors, administrators, successors and assigns of Seller and Purchaser.

          20.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

          20.9 Time Periods. The terms "day" or "days" used herein shall include all days in a week, including Saturday, Sunday or legal holiday, provided, however, if the final day of any time period or limitation set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the laws of the State of Texas or the federal government, then and in such event the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

          20.10 Nonrefundable Consideration. Contemporaneously with the execution and delivery of this Agreement, Purchaser has delivered to Seller, and Seller hereby acknowledges the receipt of, the Option Consideration, which amount the parties bargained for and agreed to as consideration for Purchaser's exclusive right to inspect and purchase, or decline to purchase, in Purchaser's sole discretion, the Property pursuant to this Agreement and for Seller's execution, delivery and performance of this Agreement. The Option Consideration is in addition to and independent of any other consideration or payment provided in this Agreement, is nonrefundable, and it is fully earned and shall be retained by Seller notwithstanding any other provision of this Agreement.

                                 END OF SECTION

          IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed and delivered as of the date first above written.

                                   SELLER:

                                   FSI INTERNATIONAL, INC.,
                                   a Minnesota corporation


                                   By: /s/ Benno G. Sands
                                       -----------------------------------------
                                   Name: Benno G. Sands
                                   Title: Executive Vice President


                                   PURCHASER:

                                   FINISAR CORPORATION,
                                   a Delaware corporation


                                   By: /s/ Stephen K. Workman
                                       -----------------------------------------
                                   Name: Stephen K. Workman
                                   Title: Senior Vice President, Chief Financial
                                          Officer and Secretary